Exhibit 2.2

FIRST AMENDMENT TO

ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT, dated as of October 14, 2011, is made and entered into by and among CI Holdings Corp., a Massachusetts corporation (the “Parent”); Chelsea Industries, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Parent (the “Company”); Bes-Pak & Company, Inc., a Massachusetts corporation and a wholly owned subsidiary of the Company (“Bes-Pak”); FESC Corp., a Pennsylvania corporation and a wholly owned subsidiary of the Company (“FESC”), and RSMC, Inc., a Massachusetts corporation and a wholly owned subsidiary of the Company (“RSMC”; and together with Bes-Pak and FESC, the “Subsidiaries” and together with the Company, the “Sellers”); and AEP Industries Inc., a Delaware corporation (the “Buyer”), and hereby amends that certain Asset Purchase Agreement, dated September 27, 2011 (the “Purchase Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the meanings given to them in the Purchase Agreement.

1. Amendments.

(a) Section 1.2(b)(v) of the Purchase Agreement is hereby amended and restated as follows: “any liabilities of Sellers for any claims for workers’ compensation for any employees filed after the Closing that resulted from an event giving rise to such claims occurring after the Closing”.

(b) Section 1.2(c)(vi) of the Purchase Agreement is hereby amended and restated as follows: “any liabilities of Sellers for any present or former employees, officers, directors, retirees, independent contractors or consultants of Sellers, including, without limitation, any liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, severance, retention, termination or other payments, liabilities associated with any claims for workers’ compensation for any present or former employees filed before or after the Closing that resulted from an event occurring on or prior to the Closing, and liabilities associated with any claim or dispute under the collective bargaining agreement between the Company and the Retail, Wholesale and Department Store Union, AFL-CIO effective November 9, 2008 (the “Collective Bargaining Agreement”) that arise prior to the Closing, including liabilities and costs set forth in Section 6.1(a) hereof, other than assumed by Buyer under Section 1.2(b)(ii), (iv), (v) or (vi) hereof or included in the Final Date Balance Sheet;”.

2. Conflicts with the Purchase Agreement. The terms and provisions explicitly set forth herein shall modify and supersede all inconsistent provisions set forth in the Purchase Agreement, as amended. Except as expressly modified and superseded, the terms and provisions of the Purchase Agreement, as amended, and the Transaction Documents are ratified and confirmed and shall continue in full force and effect and shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. Further, any references to the “entire agreement” in the Purchase Agreement and Transaction Documents shall be deemed to include this First Amendment to Asset Purchase Agreement.

3. Incorporation of the Purchase Agreement. The provisions set forth in Article XI of the Purchase Agreement are incorporated herein by reference.

[The remainder of this page intentionally left blank. Signature pages immediately follow.]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Asset Purchase Agreement to be executed as of the date above first written.

PARENT:	BUYER:

CI Holdings Corp.	AEP Industries Inc.

By: /s/ Emil S. Bernstein	By: /s/ Paul M. Feeney
Name: Emil S. Bernstein	Name: Paul M. Feeney
Title: Executive Vice President	Title: Executive Vice President, Finance and
Chief Financial Officer

SELLERS:

Chelsea Industries, Inc.

By: /s/ Emil S. Bernstein
Name: Emil S. Bernstein
Title: Executive Vice President

Bes-Pak & Company, Inc.

By: /s/ Emil S. Bernstein
Name: Emil S. Bernstein
Title: Executive Vice President

FESC Corp.

By: /s/ Emil S. Bernstein
Name: Emil S. Bernstein
Title: Executive Vice President

RSMC, Inc.

By: /s/ Emil S. Bernstein
Name: Emil S. Bernstein
Title: Executive Vice President